Exhibit 10.12

English Translation

Regional Distribution Contract of

Guizhou Tongjitang Pharmaceutical Co., Ltd.

Party A:         Guizhou Tongjitang Pharmaceutical Co., Ltd. (“Party A”)

Address:         7/F, Fuzhong International Plaza, No. 126 Xinhua Road, Guiyang

Legal Representative: Xiaochun WANG

Party B:         Shanghai Leiyunshang Pharmaceutical Co., Ltd. Sales Branch (“Party B”)

Address:         No. 1500 Zhongshan Western Road, Shanghai

Legal Representative:

In order to regulate and protect the distribution market of Party A’s products and protect Party B’s legitimate interests, based on the cooperation principle of “mutual benefits” and “win-win”, both Parties have agreed as follows through friendly consultation:

1.	Party A authorizes Party B to distribute Party A’s products within the following territory: Shanghai.

2.	Contract Term: one year, from January 1, 2007 to December 31, 2007. If both Parties want to continue their cooperation upon the expiration of the Contract Term, they shall enter into a separate agreement within 30 days prior to the expiration of the Contract Term. If no separate written agreement is entered into within the said 30 days, the Contract shall terminate automatically upon the expiration of the Contract Term.

3.	Party B shall jointly with Party A fill in a Product Order, setting forth and confirming products, specification, amounts, delivery dates, settlement methods, delivery locations. Product Orders shall constitute an integral part of this Contract.

4.	The product names, specifications and unit prices are set out as follows:

Product Name	Classification	Specifications	Unit	Price
Xianling Gubao	First Class	0.5g x 40s x 200 bottles	Bottles	27.88

If price adjustments are needed due to special reasons, Party A and Party B shall resolve the adjustments through consultation. After the Parties agree to an adjusted price, this price shall be incorporated in new Product Orders. Product Orders shall constitute an integral part of this Contract. If the price set out on a signed Product Order requires adjustments, the price set out on the VAT invoices shall be deemed to be the final purchase price.

5.	The Party A’s products must comply with the state quality standards and requirements and must carry the required approval document numbers, production serial numbers and expiration dates. The product packages, labels and instructions must comply with the relevant state requirements. Party B shall ensure it has the required qualification in the business of medicine distribution.

6.	Terms of Payment

1)	Payment Before Delivery. In the case of Xianling Gubao, payment shall be made before delivery; in the case of other products, please refer to supplementary agreements.

2)	Party B shall make payments by wire transfers or bank checks.

3)	Party B shall remit the payment into the following account designated by Party A; and Party B shall not remit the payment to any other accounts without authorization of Party A; Otherwise, Party B shall be liable for all the economic losses incurred thereby. The account designated by Party A is:

Payee:	Guizhou Tongjitang Pharmaceutical Co., Ltd.

Account No.:	2402006009007001890

Bank:	Industrial and Commercial Bank of China, Guizhou Guiyang Branch, Xiaohe Sub-Branch

7.	Goods, Delivery and Invoicing

1)	After Party B pays for the products according to the Contract, Party A shall deliver the products to Party B in accordance with the Product Order signed by the Party B’s authorized representative and stamped with the Party B’s official stamp.

2)	Party A shall deliver products to Party B by post and shall bear the shipping costs, subject to written agreements by both Parties on the manner of delivery and assumption of shipping costs.

3)	Party A shall issue to Party B VAT invoices based on the agreed price. Party B shall, after receiving sales invoices from Party A, timely inspect the products and fill in the Invoice Receipts and return such receipts to Party A’s clerks. If Party B finds errors in the sales invoices, it shall immediately notify Party A of such errors and request an exchange of invoices with reasonable evidence for the exchange. Any postage and other losses associated with invoice exchanges shall be borne by the party that caused such exchange.

8.	Quality, Inspection and Acceptance of Products and the Term to Raise Objection

1)	Party A undertakes that the products it supplies are in compliance with the relevant state quality standards.

2)	If Party B finds the quality and/or quantity of the goods delivered by Party A to deviate from its agreements with Party A, it shall submit written objection within three days after the arrival of the products; if the objection is submitted beyond the time limit, the goods delivered by Party A shall be deemed to in compliance with the provisions hereof. If Party B believes that the products’ quality is not in compliance with the state standards, it shall present to Party A Medicine Inspection Report issued by the provincial medicine inspection authority as approved by Party A.

3)	Party A shall reply in writing within 10 days upon receipt of the written objection from Party B; otherwise, the objection by Party B shall be deemed as being accepted by Party A. After Party A confirms the objection in writing, the products to which Party B objected may be returned or exchanged and any deficiency in quantity may be replenished.

9.	Anti-Corruption in Commercial Dealings

Party B agrees not to, directly or indirectly through any intermediary, provide, pay, commit to pay or authorize payments or any item of values to any party and government departments, institutions, officials, employees and senior employees or representatives of any such department or candidates for party and government officials in order to induce such person to use his or her influence to help Party A obtain or maintain businesses or to give Party A or other persons interests. Party B shall, at any time, upon request by Party A, produce evidence for compliance to Party A. Any breach of this provision shall constitute a material breach of this Contract, in which case, the Party A shall have the right to terminate this Contract immediately.

10.	Material Provisions Regarding Sales: the products supplied by Party A to Party B consist of two types: Xianling Gubao capsules in bottles (with details in the chart in Section 4 hereof) and other products.

1)	For each type of products, Party B shall not conduct sales outside of the designated areas as provided in this Contract. Party B shall supervise and cause its sub-distributors not to conduct sales outside of the designated areas. Party B shall have the right to stop supplying the products to the sub-distributors who do not comply with this requirement.

2)	For Xianling Gubao, Party B shall allocate products to its sub-distributors within the designated areas and also shall make such allocation in conformity with the commercial scope approved by the Party A’s representatives with signatures. After Party B receives written urgent notice from Party A (with Party A’s official stamp (originals or fax copies) or signatures from the Party A’s representatives), Party B shall immediately stop allocating Xianling Gubao to a particular or a few sub-distributors.

3)	Any incompliance by Party B with the above two provisions shall constitute acts of diversion of goods. If such acts happen, Party A shall have the right to terminate this Contract at any time. Party B shall unconditionally settle all the outstanding dues with Party A and compensate Party A for all the resulting losses suffered by Party A.

11.	Other Rights and Obligations of Both Parties

1)	Party A may launch activities to advertise and promote the products hereunder within Party B’s distribution territory, and may advertise on medium such as TV and newspapers; it may also organize professional OTC team to make end-promotion and maintenance in order to promote the distribution of the products within Party B’s distribution territory.

2)	Party A may cease the supply of products if it discovers the following acts of Party B, and Party B is obliged to settle the payment with Party A unconditionally and take the liability for breach of contract:

•	Party B fails to settle records or deceptively prepare Flowing Chart for Product Distribution;

•	Party B fails to make payment to Party A timely;

•	Party B fails to timely dispatch products to the end market, which causes the products to be out of stock on the part of retailers;

•	Party B fails to cooperate on matters relating to bidding in Party A’s distribution market; and

•	Part B uses Party A’s products for price discount promotion without consent of Party A or exchanges Party A’s products for products of other companies.

3)

Party B shall timely prepare the Flowing Chart for Product Distribution and Statement of Supply, Distribution and Stock of Products, and after affixing its official seal on such statements, Party B shall submit them to Party A between 26th of each month and fifth of the next month.

4)	After receiving the statement of accounts from Party A, Party B shall finish verifying the accounts within five days and return them to Party A after affixing the official seal.

5)	Party B shall not pay dues in cash to the business representatives or other personnel of Party A, nor shall Party B lend such payment to the business representatives or other personnel of Party A. Party A does not acknowledge any of the above acts of Party B and will not take any relevant liability.

6)	Without written consent of Party A, Party B shall not lend or allocate the above products to anybody. Otherwise, Party B shall bear all the liabilities arising from product diversion and all the economic losses.

12.	Liability for Breach of this Contract

1)	Party B shall perform the obligation of payment within the term as provided hereunder, and it shall be liable for liquidated damages at 1% of the outstanding amount that it fails to pay within such term;

2)	If Party B engages in acts of product diversion, Party B shall pay RMB5,000 to Party A as liquidated damages for each product so diverted (the number of products shall be counted by reference to each serial number of each batch number). Determination of product diversion: in addition to the acts of product diversion as stipulated in Section 10 hereof, acts of product diversion shall be deemed to have occurred if Party B acquired Party A’s products from channels not approved by Party A’s authorized representatives or business managers. If Party B commits product diversion for more than two times, Party A shall have the right to terminate Party’s regional distributor qualification, in which case, Party B shall be obligated to smoothly transfer its hospital customers to the distributors approved by Party A. Otherwise, Party B shall pay RMB50,000 to Party A for such breach.

3)	If Party B orders products in the name of hospitals, but actually distributes them to OTC markets (including retail pharmacies, retail shops), Party A shall have the right to terminate all the supports it gives to Party B. Party B shall pay RMB5,000 to Party A as liquidated damages. The number of products subject to the acts described in this subsection shall be counted in the same manner as the products subject to product diversion are counted.

4)	Both Parties shall perform their respective obligations hereunder, and if the breach of contract of either Party causes economic losses to the other Party, it shall compensate the other Party for all the losses incurred.

13.	Dispute Resolutions

Any disputes arising during the performance hereof shall be resolved by mutual consultations; and the written document produced thereby shall be attached hereto and have the same legal force as this Contract. Should no agreement be reached within 30 days, either Party may initiate legal proceeding before the court where it is located.

14.	The Contract shall take effect upon execution and affixing of official seals by both Parties.

15.	The Contract is in duplicates, and Party A and Party B shall each hold one copy.

Party A: Guizhou Tongjitang Pharmaceutical Co., Ltd	Party B: Shanghai Leiyunshang Pharmaceutical Co., Ltd. Distribution Branch Company
Address: 7/F, Fuzhong International Plaza, No. 126 Xinhua Road, Guiyang	Address:
Authorized Representative: Chen Liang	Authorized Representative: /s/ and seal
Date: January 1, 2007	Date: January 1, 2007